Exhibit 99.1

Portola Pharmaceuticals Reports Second Quarter Financial Results

and Provides Corporate Update

Conference Call Today at 4:30 p.m. ET

South San Francisco, Calif. (August 6, 2014) – Portola Pharmaceuticals (Nasdaq: PTLA) today provides a corporate update and reports its financial results for the quarter ended June 30, 2014.

“We had a productive quarter and achieved a number of important milestones to advance our three wholly-owned and potentially groundbreaking products. For betrixaban, our oral Factor Xa anticoagulant, we had our highest quarterly enrollment to date in our pivotal Phase 3 APEX study, keeping us on track to complete enrollment by the end of 2015. With andexanet alfa, our FDA-designated breakthrough therapy Factor Xa inhibitor antidote, we reported additional positive Phase 2 data and initiated Phase 3 ANNEXA-A and ANNEXA-R studies that will report out initial data at the end of the year. Finally, with cerdulatinib, our oral, dual Syk/JAK kinase inhibitor, we presented our first clinical data at the American Society of Clinical Oncology Annual Meeting,” said William Lis, chief executive officer of Portola. “Over the next 18 months, our goal is to accomplish a number of clinical and regulatory milestones that may allow us to advance multiple products to the market. We believe we are in a unique position to leverage the clinical and commercial synergies of betrixaban and andexanet alfa to achieve success in the multibillion dollar anticoagulation market.”

Recent Achievements

Betrixaban

•	Advanced patient enrollment in the pivotal Phase 3 APEX (Acute Medically Ill VTE Prevention with Extended Duration Betrixaban) Study of betrixaban to nearly 50 percent at over 450 global sites. Betrixaban has the potential to be the first Factor Xa inhibitor approved for prevention of venous thromboembolism (VTE), or blood clots, in acute medically ill patients and is the only agent being studied in both the in-hospital and post-discharge settings in this indication.

•	Announced publication of a paper in the July issue of the Journal of Thrombosis and Thrombolysis highlighting the prognostic role of D-dimer, a biomarker being used in the APEX Study to identify and enroll patients who are at highest risk of VTE and most likely to benefit from betrixaban. An elevated blood level of D-dimer was found to be independently associated with an increased risk of the first occurrence of VTE, recurrence of VTE and mortality, leading the authors to conclude that acute medically ill patients with elevated D-dimer represent a high-risk subgroup. The publication was led by Michael Gibson, M.S., M.D., chairman of the APEX Steering Committee, and co-authored by APEX Executive Committee members.

Andexanet Alfa

•	Announced positive data from a Phase 2 proof-of-concept study demonstrating andexanet alfa’s ability to reverse the anticoagulant activity of enoxaparin, a low molecular weight heparin. Results demonstrated that andexanet alfa, an FDA-designated breakthrough therapy, significantly reversed the anticoagulation activity of enoxaparin and was well tolerated with no serious adverse events reported.

•	Initiated two Phase 3 ANNEXATM (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of fXA Inhibitors) studies under the U.S. Food and Drug Administration’s (FDA) Accelerated Approval program to evaluate the safety and efficacy of andexanet alfa with apixaban (ANNEXA-A) and rivaroxaban (ANNEXA-R).

•	Entered into a clinical collaboration agreement with Daiichi Sankyo to study andexanet alfa with its Factor Xa inhibitor edoxaban in Phase 3 ANNEXA-E registration studies.

Cerdulatinib*

•	Presented positive pharmacokinetic and pharmacodynamic data from the dose-escalation phase of a Phase 1/2 proof-of-concept study of cerdulatinib in patients with non-Hodgkin lymphoma (NHL) and chronic lymphocytic leukemia (CLL). Results, presented at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting, showed dose-dependent, high-level inhibition of Syk and JAK-dependent cellular signaling pathways.

Anticipated Upcoming Events and Milestones

Betrixaban

•	Conduct additional planned reviews of the APEX Study by the independent Data Safety Monitoring Committee (DSMC)

•	Complete an APEX futility analysis in early 2015

•	Complete patient enrollment in APEX by the end of 2015, with top-line results expected in early 2016

Andexanet Alfa

Phase 2 Milestones:

•	Present a poster titled “Sustained Reversal of Apixaban Anticoagulation with Andexanet Alfa Using a Bolus Plus Infusion Regimen in a Phase 2 Placebo-Controlled Trial” (abstract #85838) at the European Society of Cardiology (ESC) Congress in Barcelona on August 30, 2014

•	Report Phase 2 proof-of-concept data with edoxaban in 2014

•	Initiate a Phase 2 proof-of-concept study with betrixaban in 2015

Phase 3/Regulatory Milestones:

•	Report data from the first part of an ongoing Phase 3 ANNEXA study in the fourth quarter of 2014

•	Report full data from ongoing Phase 3 ANNEXA-A and ANNEXA-R studies in the first half of 2015

•	Initiate Phase 3 ANNEXA-E registration studies in 2015

•	Initiate a Phase 3b/4 confirmatory study in late 2014 or early 2015

•	File a Biologics License Application (BLA) for conditional approval under an Accelerated Approval pathway at the end of 2015

Cerdulatinib

•	Present a poster titled “SYK and JAK Independently Contribute to Primary B Cell Activation and to the Survival of Subsets of Non-Hodgkins Lymphoma Cell Lines” (poster #129) at the American Society of Hematology (ASH) Meeting on Lymphoma Biology in Colorado Springs on August 11, 2014

•	Report data from the ongoing Phase 1 trial in patients with NHL and CLL in 2014

Second Quarter Financial Results

Collaboration revenue for the second quarter of 2014 earned under Portola’s collaborations with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Lee’s Pharmaceutical was $2.4 million compared with collaboration revenue of $2.6 million for the second quarter of 2013.

Total operating expenses for the second quarter of 2014 were $33.9 million compared with $24.5 million for the second quarter of 2013. Total operating expenses for the second quarter of 2014 included stock-based compensation expense of $2.4 million compared with $1.2 million for the second quarter of 2013. Research and development expenses were $29.0 million for the second quarter of 2014 compared with $20.8 million for the second quarter of 2013, as the Company continued to support its Phase 3 APEX Study of betrixaban, multiple Phase 3 and Phase 2 proof-of-concept studies of andexanet alfa, and its Phase 1/2 clinical study of cerdulatinib. General and administrative expenses for the second quarter of 2014 were $4.9 million compared with $3.7 million for the second quarter of 2013, as the Company increased headcount to support its growth, resulting in higher headcount-related costs including stock-based compensation expense, higher legal and professional fees to support general corporate activities, and increased costs associated with being a public company.

Portola reported a net loss of $31.4 million, or $0.76 net loss per share, for the second quarter of 2014 compared with a net loss of $21.6 million, or $1.47 net loss per share, for the second quarter of 2013. Shares used to compute net loss per share attributable to common stockholders were approximately 41.2 million for the second quarter of 2014 compared with approximately 14.7 million for the same period in 2013.

As of June 30, 2014, cash, cash equivalents and investments totaled $285.9 million, which includes payments of $6.6 million received from collaboration partners during the second quarter, compared with cash, cash equivalents and investments of $319.0 million as of December 31, 2013.

Conference Call Details

To access the live conference call today, August 6, 2014, at 4:30 p.m. Eastern Time via phone, please dial (877) 299-4454 from the United States and Canada or +1 (617) 597-5447 internationally. The participant passcode is 61060299. Please dial in 10 minutes prior to the start of the call. To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the Company’s website at: http://investors.portola.com. Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that have the potential to represent significant advances in the fields of thrombosis and other hematologic diseases. The Company is advancing its three wholly-owned programs using novel biomarker and genetic approaches that may increase the likelihood of clinical, regulatory and commercial success of its potentially life-saving therapies. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions.

Betrixaban

Portola’s wholly-owned, oral, once-daily Factor Xa inhibitor betrixaban is being evaluated in the only biomarker-based Phase 3 study for hospital-to-home prophylaxis of venous thromboembolism (VTE) in acute medically ill patients. Betrixaban’s distinct properties may have the potential to allow the agent to demonstrate efficacy without the significant increase in the rate of major bleeding that was seen in this patient population with other Factor Xa inhibitors. If approved, betrixaban could be the first anticoagulant for both hospital and post-discharge VTE prophylaxis and the standard of care in this large market of more than 20 million patients worldwide.

Andexanet Alfa

Andexanet alfa, a recombinant modified Factor Xa molecule, has the potential to be a first-in-class antidote to reverse the effects of Factor Xa inhibitors in patients who suffer a major bleeding episode or who require emergency surgery. Andexanet alfa has been designated as a breakthrough therapy by the U.S. Food and Drug Administration. Portola has entered into clinical collaboration agreements with all of the manufacturers of direct Factor Xa inhibitors – Bristol-Myers Squibb and Pfizer (Eliquis® [apixaban]), Bayer HealthCare and Janssen Pharmaceuticals (XARELTO® [rivaroxaban]), and Daiichi Sankyo (edoxaban) – while retaining all commercial rights to andexanet alfa. The Company is currently evaluating andexanet alfa in the Phase 3 ANNEXA™ (Andexanet Alfa a Novel Antidote to the Anticoagulant Effects of fXA Inhibitors) registration studies.

Cerdulatinib* (PRT2070)

Portola’s product candidate in the area of hematologic cancer, cerdulatinib, is an orally available molecule that uniquely inhibits two validated tumor proliferation pathways – spleen tyrosine kinase (Syk) and janus kinase (JAK). It is currently being evaluated in a Phase 1/2 proof-of-concept study in patients with leukemias or lymphomas with a focus on genetically-defined subtypes, as well as in patients who have failed therapy due to relapse or acquired mutations.

For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking statement

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, future financial results, including operating expenses and cash position, pursuit of strategic options, statements regarding: our plans for future clinical studies, regulatory filings and pursuit of an Accelerated Approval process for andexanet alfa, our manufacturing process and timeline for andexanet alfa, expected benefits from biomarker or genetic approaches to clinical development, and the timing and occurrence of events described under the section “Anticipated Upcoming Events and Milestones.” Risks that contribute to the uncertain nature of the forward-looking statements include: we expect to incur losses for the foreseeable future and will need additional funds to finance our operations; our operating results fluctuate significantly; our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials may not be accurate; enrollment in our clinical trials may be delayed; our clinical trials may not demonstrate the efficacy and safety of our product candidates; we may not be able to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; our estimates regarding expenses and capital requirements may not be accurate; regulatory developments in the United States and foreign countries may adversely affect our operations or prospects; we must obtain and maintain intellectual property protection for our product candidates; the loss of key scientific or management personnel could adversely affect our operations. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the second quarter of 2014, which we expect to file on or about August 6, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

*Cerdulatinib is a proposed International Nonproprietary Name (pINN).

Investor Contact: Alexandra Santos Portola Pharmaceuticals ir@portola.com 650.246.7239	Media Contact: Joey Fleury BrewLife jfleury@brewlife.com 415.946.1090

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Operations Data

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Collaboration and license revenue	$2,415	$2,601	$4,786	$5,709
Operating expenses:
Research and development	28,983	20,833	57,138	38,556
General and administrative	4,937	3,708	10,177	6,747

Total operating expenses	33,920	24,541	67,315	45,303

Income (loss) from operations	(31,505)	(21,940)	(62,529)	(39,594)
Interest and other income (expense), net	155	342	453	(147)

Net income (loss) attributable to common stockholders	$(31,350)	$(21,598)	$(62,076)	$(39,741)

Shares used to compute net income (loss) per share attributable to common stockholders:
Basic and diluted	41,228,885	14,681,570	41,119,310	8,078,308

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$(0.76)	$(1.47)	$(1.51)	$(4.92)

PORTOLA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheet Data

(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$285,928	$319,036
Receivables from collaborations	182	309
Total current assets	233,116	272,707
Property and equipment, net	2,890	2,600
Total assets	294,014	325,731
Accounts payable	6,003	3,232
Accrued and other liabilities	19,315	17,796
Deferred revenue (current portion and long-term)	23,425	5,211
Total current liabilities	35,310	25,555
Total liabilities	52,118	29,396
Total stockholders’ equity	241,896	296,335